Exhibit 5.1

Dentons Canada s.e.n.c.r.l. 1, Place Ville Marie, bureau 3900 Montréal (Québec) Canada H3B 4M7 dentons.com

January 22, 2025

VISION MARINE TECHNOLOGIES INC.

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7

Canada

Attention: Board of Directors

Re:	Vision Marine Technologies Inc. Registration Statement on Form F-3

Dear Sirs:

We have acted as Canadian legal counsel to Vision Marine Technologies Inc., a Québec corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-3 (as amended and supplemented to date, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering of up to (i) 4,176,400 Voting Common Shares – Series Investor 1 (the “Shares”) of the Company, with no par value per Voting Common Share (the “Common Shares”), (ii) 450,000 pre-funded warrants (each, a “Pre-Funded Warrant”, and in the aggregate, the “Pre-Funded Warrants”) to purchase one Common Share at an exercise price of $0.001 per share (the “Pre-Funded Warrant Shares”) until such time as the Pre-Funded Warrants are exercised in full, subject to adjustment as provided in the Pre-Funded Warrants, (iii) warrants (the “Warrants”) to purchase 2,353,200 Common Shares (the “Warrant Shares”), and (iv) 235,320 Common Shares (the “Placement Agent Warrant Shares”) underlying placement agent warrants (the “Placement Agent Warrants”).

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

This opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof. We undertake no responsibility to monitor the Company’s future compliance with applicable laws, rules or regulations of the Commission or other governmental body. In connection with this opinion, we have reviewed and relied upon the following:

(i)	The Registration Statement including the prospectus (the “Prospectus”) contained therein;

(ii)	The Placement Agency Agreement dated January 12, 2025 between the Company and ThinkEquity LLC, including the exhibits thereto;

(iii)	The Securities Purchase Agreement, dated January 12, 2025, entered into with various investors;

(iv)	The Warrants;

(v)	The Pre-Funded Warrants;

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(vi)	The Placement Agent Warrants;

(vii)	The Company’s Articles of Incorporation (as amended), by-laws, records of the Company’s corporate proceedings relating to the Shares; and

(viii)	Such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

With respect to the foregoing documents, we have assumed:

(a)	the authenticity of all records, documents, and instruments submitted to us as originals;

(b)	the genuineness of all signatures on all agreements, instruments and other documents submitted to us;

(c)	the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us;

(d)	the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies;

(e)	that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; and

(f)	the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company).

We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Our opinion is limited to the laws of the Province of Québec, including all applicable provisions of the Business Corporations Act (Québec) (the “Business Corporations Act”), and the federal laws of Canada applicable in the Province of Québec. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

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Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that (i) the Shares have been duly authorized, validly issued, and, upon payment of the issue price, are fully paid and non-assessable, (ii) upon the exercise of the Warrants in accordance with the terms thereof, including the receipt of the exercise price therefor, the Warrant Shares will be validly issued, fully paid and non-assessable, (iii) upon the exercise of the Pre-Funded Warrants in accordance with the terms thereof, including the receipt of the exercise price therefor, the Pre-Funded Warrant Shares will be validly issued, fully paid and non-assessable and (iv) upon the exercise of the Placement Agent Warrants in accordance with the terms thereof, including the receipt of the exercise price therefor, the Placement Agent Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the Prospectus entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Yours truly,
Dentons Canada LLP

/s/ Dentons Canada LLP
Charles R. Spector Partner